CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the captions “Financial Highlights” in the Prospectuses and “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statements of Additional Information dated April 30, 2015, and to the incorporation by reference in this Registration Statement
(Form N-1A) (Post-Effective Amendment No. 162 to File No. 033-70742; Amendment No. 164 to File No. 811-08090) of Lincoln Variable Insurance Products Trust (the “Funds”) of our reports dated February 23, 2015 on the financial statements and financial highlights included in the Funds’ 2014 Annual Reports to shareholders.

/s/ ERNST & YOUNG LLP

Philadelphia, Pennsylvania

April 27, 2015